Exhibit 14.1

Medex, Inc.

Financial Code of Ethics

Medex expects all of its employees to act with personal and professional integrity in all aspects of their employment, to comply with all applicable laws, rules and regulations, to deter wrongdoing and to abide by Medex’s other policies and procedures that govern the conduct of Medex employees.  The Chief Executive Officer, Chief Financial Officer, Controllers and financial managers (collectively the “financial officers”) hold an elevated role in corporate governance structure.  As such, this Financial Code of Ethics is intended to supplement Medex’s others policies and procedures, by requiring the Medex financial officers to comply with the following additional obligations:

•                                          To embody and enforce this Code of Ethics through proactive ethical conduct among peers in the work environment.

•                                          To provide full, fair, accurate, timely and understandable disclosure in any reports and documents filed with, or submitted to, the Securities and Exchange Commission and other public communications made on behalf of the Company.

•                                          To promptly report to the Chief Financial Officer or the Audit Committee of the Board of Directors as to any concerns regarding (a) significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, or (b) fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

•                                          To comply with all laws, rules and regulations of federal, state and local governments and other private and public regulatory agencies that affect the conduct of the Company’s business and its financial reporting.

•                                          To promptly report to the General Counsel or the Audit Committee of the Board of Directors any information of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or any violation of this Code of Ethics.

•                                          To avoid actual or apparent conflicts of interest between personal and business relationships, such as holding a substantial equity, debt, or other financial interest in any competitor, supplier or customer of the Company, or having a personal financial interest in any transaction involving the purchase or sale by the Company of any products, materials, equipment, services or property, other than through Company-sponsored programs.  Any such actual or apparent conflicts of interest shall be brought to the attention of the General Counsel or the Chief Executive Officer.

•                                          To protect and respect the confidentiality of non-public information acquired in the course of the individual’s work except when authorized or otherwise legally obligated to disclose.  Confidential information acquired in the course of the individual’s work will not be used for personal advantage.

The Board of Directors shall determine, or designate appropriate persons to determine actions to take in the event of violations of this Financial Code of Ethics.  The Audit Committee of the Board of Directors shall consider any request for a waiver of this Code and any amendments to this Code, and all such waivers or amendments shall be disclosed promptly as required by law.

The Chief Executive Officer and Chief Financial Officer shall ensure that this Code of Ethics is revisited, revised, if necessary, and communicated at least annually throughout all financial departments, and other departments and personnel as deemed appropriate.

By signing this statement, I acknowledge that I have read, understand, and agree to adhere to this Code of Ethics.  Violation of this Code of Ethics may result in disciplinary action and be grounds for termination of employment by Medex.

Signature:	Date: